                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                  Registration No. 333-130789-03

-----Original Message-----
From: [personal information redacted]
Sent: Monday, November 27, 2006 3:28 PM
Subject: **$2.47Bln BSCMS 2006-PWR14 Free Writing Prospectus**

** BSCMS 2006-PWR14 ** $2.47Bn Fixed Rate CMBS Co-Lead Bookrunning
Managers: Bear Stearns, Morgan Stanley Rating Agencies: S&P, Fitch

Collateral:
 - Loan Sellers: WF (29.6%), Principal (25.1%)
                 Prudential (23.1%), BS(18.2%), Nationwide (4.0%)
 - 250 loans / 268 properties
 - 67.5% LTV / 61.0% Balloon LTV
 - 1.53x DSCR / 1.42x DSCR after IO
 - CA 13.7%, NY 10.6%, NJ 10.3%, VA 7.4%, FL 6.4%, TX 5.7%, OH 4.3%
 - Retail 38.9%, Office 21.5%, Hotel 12.3%, MF 10.7%, Industrial 10.2%
 - Top 5 Loans: 16.9% / Top 10 Loans: 28.2%

Structure:
 CL   SIZE($MM)   S&P/FITCH      C/E      A/L     PRIN WIN
 A1    114.7      AAA/AAA      30.000%    3.39      1-59
 A2    170.7      AAA/AAA      30.000%    4.95     59-60
 A3     68.9      AAA/AAA      30.000%    6.82     82-83
 AAB   125.1      AAA/AAA      30.000%    7.19     60-110
 A4    950.9      AAA/AAA      30.000%    9.78    110-119
 A1A   297.4      AAA/AAA         *** NOT OFFERED ***
 AM    246.8      AAA/AAA      20.000%    9.89    119-119
 AJ    222.1      AAA/AAA      11.000%    9.97    119-120
*B      46.3      AA/AA         9.125%    9.98    120-120
*C      24.7      AA-/AA-       8.125%    9.98    120-120
*D      37.0      A/A           6.625%    9.98    120-120
*E      21.6      A-/A-         5.750%    9.98    120-120
*F      24.7      BBB+/BBB+     4.750%    9.98    120-120
*G      24.7      BBB/BBB       3.750%    9.98    120-120
*H      24.7      BBB-/BBB-     2.750%    9.98    120-120
*X1    2468.1**   AAA/AAA        ~ 38 MM Proceeds
*X2    2414.6**   AAA/AAA        ~ 70 MM Proceeds

* Subject to rule 144A
** Notional Balance

Expected Timing:
- Termsheet & Appendix B&C:    Delivered
- Electronic Red:              Attached
- Hardcopy Red & Termsheet:    Today
- Launch & Price:              Week of December 4
- Settlement:                  December 19

Tentative Roadshow Schedule:
 - New York 1-on-1s:           Mon - Wed       Nov 27 to Nov 29
 - Hartford Breakfast          Thurs, Nov 30 - 8:30am Goodwin Hotel
 - Boston Lunch:               Thurs, Nov 30 - 12:30am @ BS Offices

 - Group Conference Call:      Thurs, Nov 30 - 3:00pm (EDT)
        Dial-In:               (866)802-4323
        Passcode:              Power 14-Global

        Replay:                (888)266-2081
        Replay Passcode:       1003811

 - Minneapolis Breakfast:      Fri, Dec 1   - 7:30am at The Marquette
Hotel
 - Chicago Lunch:              Fri, Dec 1   - 12:30pm at MS Offices

**Call the desk to schedule Meetings & Conf Calls**

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

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Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
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